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                                                            EXHIBIT 10(III)(A)36

                              EMPLOYMENT AGREEMENT

     This Agreement, dated as of April, 26, 2004, by and between William J. Hannigan ("the Executive") and AT&T Corp., a New York corporation (the "Company")

                                WITNESSETH THAT

     WHEREAS, the Company has offered the Executive, and the Executive has accepted, employment on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Company and the Executive wish to set forth such terms and conditions in a binding written agreement;

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

          1. Term of Employment. The term of the Executive's employment under this Agreement (the "Term") shall begin on December 2, 2003 (the "Effective Date") and end on December 1, 2006; provided, that the Term shall be extended by successive periods of one (1) year, effective as of each Renewal Date (as defined in the next sentence), unless, before any Renewal Date, the Company shall have notified the Executive or the Executive shall have notified the Company that no such extension shall take place (a "Notice of Nonrenewal"); and provided, further, that the Term shall in any event end upon a Termination, as set forth in Section 7 below. "Renewal Date" means each December 1 that occurs during the Term, beginning with December 1, 2006.

          2.  Position, Duties and Location.

          (a) Position. The Executive shall serve as President of AT&T Corp., with the duties and responsibilities customarily assigned to that position and such other duties and responsibilities as the Board of Directors of the Company (the "Board") shall from time to time assign to the Executive. The Executive shall report directly to the Chief Executive Officer of AT&T Corp.

          (b) Duties. During the Term, the Executive shall devote his full business attention and time to the business and affairs of the Company and shall use his reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, civic or charitable boards or committees, and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or otherwise violate the Executive's obligations hereunder. The Executive shall be subject to the AT&T Non-Competition Guideline, as the same may be amended from time to time, and to any successor policy that may hereafter be adopted (such Guideline and any successor policy thereto, the "Non-Competition Guideline"). The Executive hereby acknowledges that he has received a copy of the Non-Competition Guideline, and that he understands that compensation and benefits otherwise payable to him under this Agreement may be subject to forfeiture if he violates the Non-Competition Guideline. Notwithstanding the second sentence of this Section 2(b), the Executive shall not serve on any corporate, civic or chari-table boards or committees without first disclosing such proposed service to the Corporate Secretary of Company (the "Corporate Secretary") and obtaining the consent of the Corporate Secretary to such service, and in any event he shall not serve on any board or committee of an entity that is a competitor of the Company within the meaning of the Non-Competition Guideline. The Executive hereby represents to the Company that he has previously informed the Corporate Secretary of the boards and committees on which he presently serves, and has obtained the Corporate Secretary's consent to him remaining a member of such boards and committees.

          (c) Location. The Executive's services shall be performed primarily at the Company's current offices in Bedminster, N.J.

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          (d) Nothing in this Agreement shall prevent the Company from reassigning the Executive's job duties on a temporary basis during any period during which the Executive is absent under the Company's applicable sick leave policy or short-term disability benefits plan, until such time as the Executive returns to work full-time.

          3.  Compensation.

          (a) Base Salary. During the Term, the Executive shall receive a base salary (the "Base Salary") at an annual rate of not less than nine hundred twenty-five thousand dollars ($925,000), payable at such times and intervals as the Company customarily pays the base salaries of other members of the Company's Executive Committee or any comparable successor group of senior executives (hereinafter, the "Other Senior Executives"). The Base Salary shall be reviewed on or about April 1, 2005 and annually thereafter during the Term for possible increase in accordance with the Company's normal practices for the Other Senior Executives. The Base Salary shall not be reduced after any such increase, and the term "Base Salary" shall thereafter refer to the Base Salary as so increased.

          (b) Annual Bonus. The Executive shall be eligible to earn an annual bonus (the "Annual Bonus") based on individual and Company performance, under the terms and conditions applicable to the Other Senior Executives. For 2004, the Executive's target Annual Bonus shall be a composite of one hundred twenty-five percent (125%) of the Earned Base Salary for fiscal year 2004. For each subsequent year, the Executive's target Annual Bonus shall be one hundred twenty-five (125%) of the Executive's Base Salary during the fiscal year in question, subject to review by the Board for possible increase.

          (c) Long Term Incentive Compensation.

          (i) During the Term, the Executive shall be eligible to receive awards under the Company's 1997 Long Term Incentive Program or any successor thereto (collectively, the "LTIP") under the terms and conditions applicable to the Other Senior Executives. For 2004, the value of the grant will not be less than $6.3 Million, as determined on the date that the Board approves such grant.

          (ii) Without limiting the generality of the foregoing, all Long Term Incentive Compensation shall be subject to the Non-Competition Guidelines and the Company's Senior Officer Separation Plan or any successor thereto (the "Severance Plan").

          (d) Cash Hiring Bonus. The Company shall make a payment of One Million Dollars ($1,000,000) cash hiring bonus to Executive on November 15, 2004, provided that the Executive is continuously employed by the Company from December 2, 2003 through the payment date.

          (e) Supplemental Executive Retirement Plan ("SERP"). The Company shall provide Executive with SERP benefits under the provisions of an individual non-qualified pension arrangement (Individual Pension) as specified in Attachment A to this Agreement.

          4. Restitution for Certain Forfeitures. In order to address certain forfeitures associated with Executive leaving his prior employer, and to incent Executive to join the Company, the Company shall provide to Executive the following hiring bonuses:

             (a) Replacement for Restricted Stock. The Company shall provide Executive with a cash payment and AT&T Restricted Stock Units (RSUs) to compensate Executive for the loss of his unvested restricted stock grants at his prior company, payable in the following increments:

                (i) Cash Payment. The Company shall pay Executive One Million, Fifty-One Thousand, Seven Hundred Dollars ($1,051,700) in cash with 50% payable on January 31, 2004 and 50% payable on July 31, 2004, contingent upon continued Company employment on such payment dates.

                (ii) Restricted Stock Units. The Company shall provide Executive with 150,000 AT&T Restricted Stock Units on January 5, 2004 which shall vest 35% on January 31, 2005, 25% on November 30, 2005, 20% on January 31, 2006 and 20% on January 31, 2007.

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          (b) Stock Options.  The Company shall provide Executive with an initial stock option grant of 730,000 AT&T stock options on January 5, 2004 to replace vested stock options from his prior employer, which will be cancelled. The AT&T stock options shall vest 25% per year beginning on the first anniversary of the grant date.

          (c) 2003 Annual Bonus. The Company shall provide Executive with a cash payment equal to the target 2003 bonus at his prior employer of seven hundred and ten thousand dollars ($710,000). Such bonus shall be paid to Executive on or about March 31, 2004.

          5.  Other Compensation

          (a) Relocation: The Company shall provide Executive with relocation benefits under the AT&T Management Relocation Plan (Plan B) as specified in Attachment B of this Agreement, excluding the provisions relating to an Exploratory Trip and Interim Living Expenses.

             (i) The Company shall pay, as a special cash payment, the difference between the sales price of the Executive's existing home and the purchase price of a comparable New Jersey home (with a capped payable amount of $1,500,000), plus a Federal and state tax allowance.

             (ii) The Company shall provide Executive with a Special Temporary Living Allowance ("TLA") of $3,000 (plus a Federal and state tax allowance) per month until the sale of his current home occurs, but in no event shall such TLA be paid beyond May 31, 2004. Such payment will be payable at the end of each month under the payment schedule which applies to his regular base salary.

          (b) Perquisites. During Executive's employment under this Agreement, the Company shall provide Executive with the perquisites of employment as are commonly provided to Other Senior Executives, and shall reimburse Executive for reasonable and necessary business expenses.

          (c) Corporate Aircraft. Executive shall be entitled to use the Company provided corporate airplanes for his business and personal use pursuant to current authorizations.

          (d) Financial Counseling. The Company shall authorize payment to a financial counselor of the Executive's choice during his employment with the Company. Executive will not be required to use one of the three AT&T approved financial counseling firms. Fees subject to payment shall include fees for individual financial counseling, preparation of federal and state income tax returns and preparation of Executive's will and other estate planning documents, and will be subject to the dollar limits under the AT&T Senior Management Financial Counseling Program. The Company shall pay Executive a federal tax allowance on the authorized fees, calculated in accordance with Company practices applicable to other Company executives.

          (e) Certain Payments Not Benefit-Bearing. The following amounts will not be included in the calculation of the Executive's benefits under any employee benefit plans and perquisite programs made available by the Company to its management and senior management employees (the "Employee Benefit Plans"): (i) the Cash Hiring Bonus specified above in Section 3(d);
     (ii) any Restitution payments specified above in Sections 4(a)-4(c); and
     (iii) the Relocation Payments specified above in Section 5. Notwithstanding the foregoing, in the event of a conflict between this Agreement and a particular plan or program regarding the inclusion or exclusion of payments under this paragraph, such plan and not this Agreement shall control.

          6.  Benefits.

          (a) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses that he incurs during the Term in carrying out his duties under this Agreement, provided that he complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses as in effect from time to time.

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          (b) Benefits Generally.  During the Term, the Executive shall be entitled to participate in the Employee Benefit Plans, on the same terms and conditions as apply to the Other Senior Executives, as the same may be in effect from time to time.

          7.  Termination.

          (a) Consequences of Termination. If the Executive's employment with the Company is terminated for any reason other than voluntary resignation or Cause, as that term is defined in the Severance Plan, before the end of the Term of this Agreement, including without limitation as a result of the end of the Term pursuant to the Executive's or the Company's Notice of Nonrenewal, by action of the Company or the Executive or by reason of the Executive's death or disability (as defined in Section 7(d) below) (a "Termination"), the Term shall end on the date of the Termination, and the Company and the Executive shall have no further obligations under this Agreement, except as provided in this Section 7. The Executive (or, in the case of his death, the Executive's estate and/or beneficiaries) shall be entitled following a Termination: (i) to receive the Base Salary through the date of the Termination; (ii) to payment of the Annual Bonus in the target amount for the year in which the termination occurs, prorated to reflect his length of service during that year and paid when normally paid to Other Senior Executives; and (iii) to all other compensation and benefits that may be provided under the terms and conditions of the Employee Benefit Plans.

          (b) Severance. Without limiting the generality of the foregoing, upon a Termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (as those terms are defined in the Severance Plan, except that a termination upon the Company's Notice of Nonrenewal shall also be considered without Cause), the Executive shall be entitled to such severance pay and benefits, if any, upon such Termination as may be provided for in, and subject to the terms and conditions (including the execution of any required release or other documentation or agreement) of, the Severance Plan as in effect at the time of the Termination (including, if applicable, any change in control severance pay or benefits); provided, that such pay shall not duplicate any pay or benefits provided for under Section 7(a) above. The SERP benefits will vest and be payable in accordance with the terms and conditions specified in Attachment A of this Agreement. Notwithstanding the terms of the January 5, 2004 grant of AT&T Restricted Stock Units specified above in Paragraph 4(a)(ii), the Restricted Stock Units shall immediately vest upon a company-initiated termination, other than for Cause, or in the event of a Good Reason termination as such terms are defined in the Severance Plan.

          (c) Termination Due to Death. In the event of a Termination as a result of the Executive's death during the Term, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits in addition to, but not duplicative of, those provided for in
     Section 7(a) above: (i) a cash payment equal to the amount of the Executive's target Annual Bonus for the year of the Termination, pro-rated to reflect the portion of the performance year that occurs before the Termination payable in a single installment as soon as practicable following the Termination; (ii) financial counseling for one year following the Termination, including without limitation preparation of the Executive's final individual income tax returns, together with a tax allowance for any federal income tax imposed on the Executive's beneficiary(ies) as a result of receiving such counseling, calculated in accordance with Company practices applicable to Other Senior Executives. All outstanding equity, e.g. stock options, Restricted Stock Units and Performance Shares, if applicable, will be administered in accordance with the terms and conditions under such applicable grants. The SERP benefits will vest and be payable in accordance with the terms and conditions specified in Attachment A of this Agreement.

          (d) Termination Due to Disability. The Company shall have the right to terminate Executive's employment as a result of his inability to perform his duties under this Agreement by reason of any physical or mental impairment, which inability is expected to continue for more than twelve
     (12) months ("Disability"). In the event that Executive's employment is terminated during the Term due to his Disability, he shall be entitled to the following benefits in addition to, but not duplicative of, those provided for in Section 7(a) above: (i) disability benefits in accordance with the disability program then in effect for Other Senior Executives (and the terms of such disability program shall govern exclusively

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     the Executive's rights to benefits thereunder); (ii) financial counseling for one year following the Termination, including without limitation preparation of the Executive's individual income tax returns for the year of termination, together with a tax allowance for any federal income tax imposed on the Executive as a result of receiving such counseling, calculated in accordance with Company practices applicable to Other Senior Executives. All outstanding equity, e.g. stock options, Restricted Stock Units and Performance Shares, if applicable, will be administered in accordance with the terms and conditions under such applicable grants. The SERP benefits will vest and be payable in accordance with the terms and conditions specified in Attachment A of this Agreement. Nothing in this Agreement shall prevent the Company from reassigning the Executive's job duties to another individual on a temporary basis during any period during which Executive is receiving benefits under the Company's applicable short-term disability benefits plan, until the Executive returns to work full-time or is terminated as a result of Disability, and such a temporary reassignment of duties shall not constitute Good Reason, as that term is defined under the Severance Plan.

          (e) No Damages or Other Relief. In no event shall a Termination be considered a breach of this Agreement, nor shall the Company or the Executive be entitled to any damages, injunctive relief or other relief or compensation beyond that set forth in this Section 7, as a result of any Termination.

          (f) Termination by Voluntary Resignation or for Cause. Should the Executive resign or should the Company terminate the Executive's employment for Cause, then the Executive shall be entitled to nothing further under this Agreement and all Long Term Incentive Compensation previously promised or awarded shall be cancelled in accordance with the terms of the applicable grant as of the termination date.

          8. Confidentiality of Trade Secrets and Business Information. The Executive agrees that he will not, at any time during his employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company (collectively, "Confidential Information"), obtained during the course of such employment, except for disclosures and uses required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company or as may be required by law; provided that, if the Executive receives notice that any party will seek to compel him by process of law to disclose any Confidential Information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order against such disclosure.

          9. Return of Information. The Executive agrees that at the time of any termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefore, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information and other information relating to the business of the Company or any subsidiary or affiliate of the Company which are in his possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent the Executive from retaining copies of personal contact information to the extent such copies do not contain any Confidential Information.

          10.  Covenants of the Executive.

          (a) Noncompetition. In consideration for the compensation payable to the Executive under this Agreement, the Executive agrees that he will not, during his employment with the Company and for a period of one (1) year after any Termination, regardless of the reason therefore, establish a relationship with a competitor (including but not limited to an employment or consulting relationship) or engage in any activity which is in conflict with or adverse to the interest of the Company, as defined on the Effective Date by the AT&T Non-Competition Guideline (hereinafter referred to as a "Competitive Activity"). The Executive recognizes that this obligation includes, and is not limited to, an agreement that he shall not work for a competitor of AT&T Corp. as an Executive, consultant, independent contractor or in any other capacity for a period of one (1) year following any Termination, regardless of whether the Termination is at the instance of the Company or the Executive, and regardless of whether the Executive

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     is entitled to severance pay as a result thereof. The foregoing shall not prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding common stock, capital stock and/or equity of any publicly traded entity so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

          (b) Noninterference. During the Executive's employment with the Company and for a period of one (1) year following any Termination, the Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company to terminate, alter or modify their employment or other relationship with the Company. During the Executive's employment with the Company and for a period of one (1) year following any Termination, the Executive agrees not to directly or indirectly solicit any customer or business partner of the Company to terminate, alter or modify its relationship with the Company or interfere with the Company's relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company.

          (c) Forfeiture. Notwithstanding any other provision of this Agreement or of any Employee Benefit Plan or other plan, policy, arrangement or agreement, the Company may, in its discretion, determine to cause the Executive to forfeit any and all payments and benefits from the Company and its affiliates (except those made from Company-sponsored tax-qualified pension or welfare plans) to which Executive may otherwise be entitled, whether under this Agreement or otherwise, if Executive violates any of his obligations under the Non-Competition Guideline (including, without limitation, as specified in the Non-Competition Guideline, engaging in employment for a competitor, making disparaging comments or violating the non-solicitation provisions for a period of two (2) years from the date of termination); provided, that before imposing such forfeiture, the Company shall first give the Executive written notice of the violation and its intent to cause such forfeiture, and an opportunity to cure such violation; and provided, further, that no such notice shall be required if either (i) the Company had previously notified the Executive that the conduct or proposed conduct in question violated or would violate his obligations under the Non-Competition Guideline, or (ii) such conduct is not capable of being cured.

          11. Enforcement. The Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 8 through 10 above is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company and its subsidiaries and affiliates are engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and the Affiliated Companies in the event the Executive breached any such covenants; (iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under Sections 8 through 10 would be inadequate; and (iv) even the threat of any misuse of the Confidential Information of the Company would be irreparably harmful because of the importance of that Confidential Information. The Executive therefore agrees and consents that if he commits any breach of a covenant under Sections 8 through 10 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of Sections 8 through 10 is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 10 are found by a court or an arbitrator to be unreasonable, the Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the covenants of Sections 8 through 10 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

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          12.  Cooperation After Termination of Employment.  Following the
     termination of his employment for any reason, the Executive shall reasonably cooperate with the Company with respect to the prosecution or defense of a matter in which the Company is a party. The Executive's obligation to cooperate pursuant to this Section 12 shall continue until such legal proceedings are concluded or his services as a witness or consultant are no longer required. The Company shall reimburse the Executive for his time (at an hourly rate based on his last Base Salary), plus all travel and other out-of-pocket expenses required by his obligations under this Section 12.

          13. Resolution of Disputes. Any disputes arising under or in connection with this Agreement, other than Sections 8 through 10 above, may first be addressed by third-party mediation and, if such mediation fails to resolve such dispute within sixty days, by binding arbitration, to be held in New Jersey. The arbitration shall be conducted according to the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay the costs of the arbitrator or the mediator but not the attorneys' fees of the Executive; provided, however, that the Company shall authorize payment for the Executive for attorneys' fees if the Executive prevails in such arbitration on any material issue. If the dispute is resolved without the need for a third party mediation or arbitration, the Company may, at its sole discretion, authorize payment for the Executive's attorneys' fees.

          14. The Executive's Representations. The Executive hereby represents and warrants that the Executive has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity. The Executive acknowledges that before signing this Agreement, he was given the opportunity to read it, evaluate it and discuss it with his personal advisors and attorney and with representatives of the Company. The Executive further acknowledges that the Company has not provided him with any legal advice regarding this Agreement.

          15. Change in Control. In the event of a Change in Control of the Company, severance payments to Executive shall be governed by the Change in Control provisions of the applicable Severance Plan in effect at the time of the Change in Control.

          16. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (a) personally, (b) by facsimile with evidence of completed transmission, or (c) delivered by overnight courier; to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

        If to the Company:

        AT&T Corp.
        One AT&T Way
        Room 5A106
        Bedminster, N.J. 07921
        Attention: Executive Vice President, Human Resources

        If to the Executive:

        William J. Hannigan
        One AT&T Way
        Room 5A112
        Bedminster, New Jersey 07921

          17.  Assignment and Successors.

          (a) The Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

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          (b) The Company.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company specifically reserves the right to assign the terms of this Agreement to any successor, whether the successor is the result of any sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof. No sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof shall be construed as a termination of Executive's employment. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor to which this Agreement is assigned or that assumes this Agreement by operation of law or otherwise.

          18. Governing Law Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of New Jersey, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.

          19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          20. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          21. Costs Associated with Agreement. The Company shall authorize payment for the costs incurred by the Executive for financial counseling and attorneys' fees associated with negotiation and preparation of this Agreement, (not to exceed a cap of $20,000) plus a Federal and state tax allowance.

          22. No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          23. Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

          24. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto, including without limitation any term sheet.

          25. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                                /s/ WILLIAM J. HANNIGAN
                                          --------------------------------------
                                                   William J. Hannigan

                                          AT&T CORP.

                                          By:  /s/ MIRIAN M. GRADDICK-WEIR
                                            ------------------------------------
                                                  Mirian M. Graddick-Weir
                                                  Executive Vice-President
                                                      Human Resources

                                                                    ATTACHMENT A

     This attachment ("the Attachment") will establish an individual non-qualified pension arrangement ("Individual Pension"), which, subject to the terms and conditions below, will provide the Executive a benefit payable from AT&T Corp. (the "Company") operating assets upon the Executive's retirement from the Company, and supercedes all other oral and written communication on the subject. This Individual Pension will vest on December 2, 2008 contingent upon continued employment with the Company, provided, however, that the Individual Pension will immediately vest for Company-initiated terminations for other than "Cause" (as defined in the Senior Officer Separation Plan), for terminations due to death, disability, or Good Reason (as defined in the Senior Officer Separation Plan), or if the Company is subject to a Change in Control ("CIC"), as defined in the AT&T 1997 Long Term Incentive Program. Only for termination for Cause or in the event of the Executive's voluntary termination prior to vesting will this Individual Pension be null and void in its entirety. In the event of the Executive's involuntary termination within two years following a CIC, for reasons other than for Cause or if the Executive terminates employment for Good Reason within two years following a CIC, the Executive's benefit under this Individual Pension will be calculated by accelerating the Individual Pension schedule below by adding three years to the schedule, i.e. the applicable percentage will be that associated with the "Year of Retirement/Termination" three years from the Executive's actual termination year. Further, in the event of a CIC prior to 2007, the cash compensation used in calculating the final three-year average cash compensation will exclude pre-2005 compensation. In addition, this Individual Pension is subject to the provisions of the AT&T Non-Competition Guideline.

     With respect to the amount payable under this Individual Pension at the Executive's retirement/termination, the single life annual annuity amount payable will be determined as (a) minus (b) as set forth in the charts below:

          (a) the single life annual pension annuity benefits calculated in accordance with the table set forth below:

                                                                PERCENTAGE OF FINAL
                                                                  3 YEAR AVERAGE
                                                              TOTAL CASH COMPENSATION
                                                               (BASE PAY PLUS ACTUAL
YEAR OF RETIREMENT/TERMINATION                                  BONUS PAID IN YEAR)
------------------------------                                -----------------------
2004........................................................          10.00%
2005........................................................          12.00%
2006........................................................          14.00%
2007........................................................          16.00%
2008........................................................          18.00%
2009........................................................          20.00%
2010........................................................          22.00%
2011........................................................          24.00%
2012........................................................          26.00%
2013........................................................          28.00%
2014........................................................          30.00%
2015........................................................          32.00%
2016........................................................          34.00%
2017........................................................          36.00%
2018........................................................          38.00%
2019........................................................          40.00%
2020........................................................          42.00%
2021........................................................          44.00%
2022........................................................          46.00%
2023........................................................          48.00%
2024........................................................          50.00%

          (b) any single life annual annuity benefits payable from AT&T, i.e. pension benefits under the AT&T Management Pension Plan (AT&TMPP), AT&T Non Qualified Pension Plan (AT&TNQPP), AT&T Excess Benefit and Compensation Plan (AT&TEBCPP), minimum retirement benefits under the AT&T Senior Management Long Term Disability and Survivor Protection Plan (AT&TSMLTD&SPP) if applicable, as well as by any qualified and nonqualified pension benefits from prior employers.

     Joint and survivor benefits on the Executive's death, whether the Executive's death occurs as an active employee or following the Executive's termination, and calculation of the compensation used in the Individual Pension will be governed by the administrative guidelines applicable to this Attachment.

                                                                    ATTACHMENT B

                  AT&T MANAGEMENT RELOCATION PLAN B -- SUMMARY

     This summary describes most assistance available to eligible management employees relocating under the terms of the AT&T Management Relocation Plan B (Plan B). More detailed information is provided in Plan B. In the event there is a conflict between statements in this summary and the provisions of the current Plan B, the current Plan B will control and govern operation of the Plan.

ELIGIBILITY REQUIREMENTS         Distance from current principal residence to
                                 new work location is 25 or more straight line miles and (for existing employees) this distance also represents at least a 5 straight line mile increase over the distance from the current residence to the former AT&T work location.

ONE-MOVE ZONE                    Only one relocation at Company expense will be
                                 authorized when the work location is within a "One-Move Zone." (Details regarding one-move zones will be provided by the Relocation
                                 Counselor.)

REIMBURSEMENTS AND ALLOWANCES    Lump Sum Payment -- Issued following receipt of
                                 approved authorization form. (If you are a New
                                 Hire, after you are on the "active" payroll).
                                 The payment includes transportation, lodging, meals and miscellaneous expenses for a:

                                 - 7 day Exploratory Trip for employee and
                                   spouse.

                                 - 45 day (homeowner) or 30 day (renter) Interim
                                   Living period for employee only. (Round trip allowance: 3 trips/homeowner and 2/renter.) Car rental 14 days.

                                 Note: If commute is under 50 straight line miles, lump sum details will be provided by your Relocation Counselor.

                                 Miscellaneous Household Allowance

                                 Based on status at new location:

                                 - Homeowner: Greater of 5% of Annual Salary or
                                   $3,000

                                 - Renter: Greater of 3% of Annual Salary or
                                   $1,500. If renting in HHCA designated
                                   area -- greater of 5% of Annual Salary or $3,000.

                                 Not tax assisted.

                                 Day of Move Expenses -- Reimbursement (based on receipts) includes transportation, lodging, meals and miscellaneous expenses for employee and dependent family members enroute from old to new location.

HOME SALE ASSISTANCE             Eligibility for home sale assistance is
                                 restricted to the principal residence: one or two family house, townhouse or condominium unit. (Co-ops are not included.) Employee must hold a good and marketable title in his/her name.

                                 To be eligible for this program in addition to the home having to meet eligibility requirements, you must:

                                 - List with a "registered" broker and utilize
                                   the marketing program established for the home

                                 - Market for a minimum total period of 90 days.
                                   Once Company Offer is established must list within 108% of Appraised Value for a minimum of 60 days.

                                 If you choose not to comply with all of the above items, your home will become ineligible for the home sale program. Homes not eligible for the home sale program may be sold via Option III, Private Sale.

                                 If eligible, the home may be sold via one of three options:

                                 - Direct Sale (Option I) to an AT&T designated
                                   Relocation Company.

                                 - Amended Value Sale (Option II) based on a
                                   bona fide offer from a buyer.

                                 - Private Sale (Option III) to a buyer without
                                   assistance from the Relocation Company.

                                 Home Sale Incentive Payment -- 1% of sales price under Option II only. Not tax assisted.

                                 Capital Loss -- If you experience a loss, you may be eligible for the following reimbursement:

                                 - 90% of "Calculated Loss" capped at $25,000
                                   under Homesale Option II -- Amended Value.

                                 - 80% of "Calculated Loss" capped at $25,000
                                   under Homesale Option I -- Direct Sale or
                                   Option III -- Private Sale.

                                 Not tax assisted. No improvements included in "calculated loss".

LEASE PENALTY                    AT&T may reimburse for certain penalty payments
                                 to cancel a lease. The employee should make every effort to minimize this expense.

NEW RESIDENCE

- Home/Rental                    AT&T will provide home/rental assistance (where
                                 available).

- Security Deposit/Advance
Rental
  Payment In areas where a security deposit/advance rental payment is customary, the transferee will not be reimbursed by AT&T for the expense.

- Home Purchase Closing Cost     Reimbursement of reasonable and customary
                                 expenses. (Includes maximum 2% of mortgage for Loan Origination/Discount Points). Use of a
                                 Company "registered" broker is required in order to be eligible for this reimbursement.

MORTGAGE BUY-DOWN                If you finance your home with one of our
                                 preferred lenders, you may be eligible for a mortgage buy-down in designated High Housing
                                 Cost Areas. (Based on where you live, not where you work).

SHIPMENT OF HOUSEHOLD GOODS      AT&T will arrange for the packing, shipping of
                                 goods/automobiles (max 2 if over 300 miles one way) and unpacking. Storage of goods only (90 days maximum) will be authorized, if required.

TAX ASSISTANCE                   Certain taxable, non-deductible Relocation
                                 payments will include "tax assistance" dollars.
                                 In other words, these payments have already been grossed up. No further gross up or adjustment will be made. When Relocation reimbursements/allowances are paid, taxes will be withheld appropriately.